Exhibit 99.2

Golden Phoenix Provides Update on 30% Mineral Ridge Interest

LAS VEGAS, NV, APRIL 30, 2012 – Golden Phoenix Minerals, Inc. (“Golden Phoenix” or the “Company”) (OTC Bulletin Board: GPXM) announced today that its 30% interest in the Mineral Ridge Gold LLC, the joint venture entity that owns and operates the Mineral Ridge Gold Project in Nevada, was sold at auction for a credit bid of $9,035,320.67 to Waterton Global Value, L.P. (“Waterton”).

The sale took place at the office of Waterton’s attorney in Las Vegas. There were no bidders for Golden Phoenix’s 30% interest in Mineral Ridge Gold LLC except Waterton.

Golden Phoenix will be issuing a follow-up press release in the near-term outlining the next steps the Company will be pursuing in this matter.

The balance of the issues in the lawsuit against Waterton, Scorpio Gold Corp., a British Columbia corporation, and parent company of Scorpio Gold (US) Corporation, a Nevada corporation, including conversion of property, accounting, breach of the covenant of good faith, fair dealing, and others are now ready to move forward through the normal litigation process, and the Company intends to prosecute the case vigorously to obtain the full benefit of all legal rights and remedies for its shareholders.

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 15% interest in Golden Phoenix Panama, S.A., the joint venture entity that owns and operates the Concessions constituting the Santa Rosa gold mine. Golden Phoenix has an option to earn an 80% interest in four properties that are adjacent to the Mineral Ridge Gold Project in Nevada. These include the Vanderbilt Silver and Gold Project, Galena Flats, Coyote Fault Gold and Silver Project and the Coyote Fault Extension.

Forward-Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 589-7560
investor@goldenphoenix.us

Golden Phoenix Minerals, Inc. • 7770 Duneville Street • Suite 11 • Las Vegas, NV 89139
Tel: (702) 589-7475 • Fax: (702) 589-7478 • www.GoldenPhoenix.us